Filed Pursuant to Rule 424(b)(2)
Registration No. 333-179693

P R O S P E C T U S

Merrill Lynch & Co., Inc.

Debt Securities

Merrill Lynch Preferred Funding III, L.P.

Merrill Lynch Preferred Funding IV, L.P.

Merrill Lynch Preferred Funding V, L.P.

Merrill Lynch Preferred Capital Trust III

Merrill Lynch Preferred Capital Trust IV

Merrill Lynch Preferred Capital Trust V

Merrill Lynch Capital Trust I

Merrill Lynch Capital Trust II

Merrill Lynch Capital Trust III

Trust Originated Preferred Securities, Partnership Preferred Securities and Trust

Preferred Securities

guaranteed to the extent set forth herein by

MERRILL LYNCH & CO., INC.

Affiliates of Merrill Lynch & Co., Inc., including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may use this prospectus in connection with offers and sales in the secondary market of outstanding senior or subordinated debt securities, trust originated preferred securities, partnership preferred securities, trust preferred securities, guarantees, junior subordinated debt securities, or subordinated debentures referenced herein. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to prevailing market prices at the time of sale.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are unsecured and are not savings accounts, deposits, or other obligations of a bank. These securities are not guaranteed by Bank of America, N.A. or any other bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with any other information.

We are offering to sell these securities only in jurisdictions where sales are permitted.

The date of this prospectus is March 12, 2012

MERRILL LYNCH & CO., INC.

Merrill Lynch & Co., Inc. is a Delaware corporation that, through its subsidiaries, is one of the world’s leading capital markets, advisory and wealth management companies. We are a leading global trader and underwriter of securities and derivatives across a broad range of asset classes, and we serve as a strategic advisor to corporations, governments, institutions and individuals worldwide.

On September 15, 2008, we entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 dated as of October 21, 2008, with Bank of America Corporation (“Bank of America”). Pursuant to the Merger Agreement, on January 1, 2009, a wholly-owned subsidiary of Bank of America merged with and into Merrill Lynch & Co., Inc., with Merrill Lynch & Co., Inc. continuing as the surviving corporation and a subsidiary of Bank of America.

Certain aspects of our business, and the business of our competitors and the financial services industry in general, are subject to stringent regulation by U.S. federal and state regulatory agencies and securities exchanges and by various non-U.S. government agencies or regulatory bodies, securities exchanges, self-regulatory organizations, and central banks, each of which has been charged with the protection of the financial markets and the interests of those participating in those markets. For a discussion of certain elements of the U.S. regulatory framework applicable to us and our subsidiaries, please refer to the section “United States Regulatory Oversight and Supervision” under the caption “Item 1. Business” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, and any subsequent reports that we file with the Securities and Exchange Commission, or SEC.

Our principal executive office is located at Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, NC 28255; our telephone number is (704) 386-5681.

THE TRUSTS

Each of the trusts listed on the cover page of this prospectus, which we refer to as the “Trusts,” is a statutory trust organized under Delaware law. Additional information with respect to the Trusts may be found in the prospectuses and supplements thereto with respect to the trust originated preferred securities and the trust preferred securities issued by the Trusts referred to below and incorporated herein by reference.

THE LIMITED PARTNERSHIPS

Each of the limited partnerships listed on the cover page of this prospectus, which we refer to herein as the “Partnerships,” is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act. Additional information with respect to the Partnerships may be found in the prospectuses and supplements thereto with respect to the partnership preferred securities issued by the Partnerships referred to below and incorporated herein by reference.

DESCRIPTION OF THE SECURITIES

The outstanding securities being offered by use of this prospectus consist of senior or subordinated debt securities, trust originated preferred securities, partnership preferred securities, trust preferred securities, guarantees, junior subordinated debt securities and subordinated debentures previously issued and registered under the following registration statements: 333-132911; 333-122639; 333-109802; 333-105098; 333-97937; 333-83374; 333-59997; 333-52822; 333-42859; 333-44173; 333-38792; and 33-27512. The descriptions of the securities being offered hereby are contained in the prospectuses and supplements thereto pursuant to which such securities initially were offered that are contained in the registration statements referred to above. The disclosure information with respect to these securities in the prospectuses and all supplements thereto constituting part of the registration statements referred to above is incorporated by reference into this prospectus, except that information contained in such prospectuses and supplements thereto that (1) constitutes a description of Merrill Lynch & Co., Inc. or (2) incorporates by reference any information contained in current or periodic reports filed with the SEC are superseded by the information in this prospectus.

MARKET-MAKING ACTIVITIES

This prospectus may be used by affiliates of Merrill Lynch & Co., Inc., including Merrill Lynch, Pierce, Fenner & Smith Incorporated, in connection with offers and sales in the secondary market of the securities referenced on the cover page of this prospectus. Any of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may act as a principal or agent in these transactions. Any affiliate that is a member of the Financial Industry Regulatory Authority, Inc. will conduct these offers and sales in compliance with the requirements of Rule 2720 of the NASD Conduct Rules regarding the offer and sale of securities of an affiliate. The transactions in the secondary market by our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. Our affiliates do not have any obligation to make a market in the securities and may discontinue their market-making activities at any time without notice, in their sole discretion.

Merrill Lynch & Co., Inc. will not receive any proceeds from the sale of securities offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Merrill Lynch & Co., Inc. and each of Merrill Lynch Preferred Capital Trust III (“ML Preferred Trust III”), Merrill Lynch Preferred Capital Trust IV (“ML Preferred Trust IV”), Merrill Lynch Preferred Capital Trust V (“ML Preferred Trust V,” and together with ML Preferred Trust III and ML Preferred Trust IV, the “ML Preferred Trusts”), Merrill Lynch Preferred Funding III, L.P. (“ML Preferred Funding III”), Merrill Lynch Preferred Funding IV, L.P. (“ML Preferred Funding IV”) and ML Preferred Funding V, L.P. (“ML Preferred Funding V,” and together with ML Preferred Funding III and ML Preferred Funding IV, the “Partnerships”) file reports, proxy statements and other information with the SEC. You may read and copy any document Merrill Lynch & Co., Inc., the ML Preferred Trusts or the Partnerships file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC’s website is http://www.sec.gov.

The SEC allows us to incorporate by reference the information Merrill Lynch & Co., Inc., the ML Preferred Trusts and the Partnerships file with it, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than information in the documents that is deemed not to be filed):

•	Merrill Lynch & Co., Inc.’s annual report on Form 10-K for the year ended December 31, 2011;

•	each ML Preferred Trust’s annual report on Form 10-K for the year ended December 31, 2010;

•	each ML Preferred Trust’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	each Partnership’s annual report on Form 10-K for the year ended December 31, 2010; and

•	each Partnership’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

We also incorporate by reference each of the following documents that Merrill Lynch & Co., Inc., or any of the ML Preferred Trusts or the Partnerships will file with the SEC after the date of this prospectus until this offering is completed (other than information in the documents that is deemed not to be filed):

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements, if any, filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

In addition, all such documents that Merrill Lynch & Co., Inc., or any of ML Preferred Trusts or the Partnerships file with the SEC after the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement shall be deemed incorporated by reference.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: Bank of America Corporation, Corporate Treasury Division, 100 North Tryon Street, Charlotte, N.C. 28255; telephone number (704) 386-5681.

You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus and any prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates indicated in those documents.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference statements in this prospectus that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, we face risks that are inherent in the businesses and market places in which we operate. Information regarding important factors that could cause our future financial performance to vary from that described in our forward-looking statements is contained in our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, under the captions “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as those discussed in our subsequent filings that are incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our SEC filings.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

EXPERTS

The consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report on Internal Control Over Financial Reporting) as of December 31, 2011, incorporated in this prospectus by reference to Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Merrill Lynch Preferred Capital Trust III and Merrill Lynch Preferred Funding III, L.P. as of and for the years ended December 31, 2009 and 2010, incorporated in this prospectus from their annual report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of each of Merrill Lynch Preferred Capital Trust III and Merrill Lynch Preferred Funding III, L.P. for the year ended December 26, 2008, incorporated in this prospectus by reference from their annual report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports express an unqualified opinion on those financial statements, and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. as of and for the years ended December 31, 2009 and 2010, incorporated in this prospectus from their annual report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of each of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. for the year ended December 26, 2008, incorporated in this prospectus by reference from their annual report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports express an unqualified opinion on those financial statements, and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. as of and for the years ended December 31, 2009 and 2010, incorporated in this prospectus from their annual report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of each of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. for the year ended December 26, 2008, incorporated in this prospectus by reference from their annual report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference

(which reports express an unqualified opinion on those financial statements, and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.